Executive Severance Agreement

                            September 22, 1993



Carl W. Neun
350 Lakeview Boulevard
Lake Oswego, OR  97034                                Executive


Tektronix, Inc.,
an Oregon corporation
P.O. Box 1000
Wilsonville, Oregon                                  Tektronix


Tektronix considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Tektronix and its shareholders. In order to induce Executive to remain employed by Tektronix in the face of uncertainties about the long-term strategies of Tektronix and their potential impact on the scope and nature of Executive's position with Tektronix, this Agreement, which has been approved by the Organization and Compensation Committee of the Board of Directors of Tektronix, sets forth the severance benefits that Tektronix will provide to Executive in the event Executive's employment by Tektronix is terminated under the circumstances described in this Agreement.

1. Employment Relationship. Executive is currently employed by Tektronix as Vice President and Chief Financial Officer. Executive and Tektronix acknowledge that either party may terminate this employment relationship at any time and for any reason, subject to the obligation of Tektronix to provide the benefits specified in this Agreement in accordance with the terms hereof.

2. Release of Claims. In consideration for the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to Tektronix within the later of forty-five (45) days from the date Executive receives the Release of Claims or on the last day of Executive's active employment.

3. Compensation Upon Termination. In the event that Executive's employment is terminated at any time by Tektronix other than for Cause (as defined in Section 6.1 of this Agreement), death, or Disability (as defined in Section 6.2 of this Agreement), subject to Executive's execution of a Release of Claims, Executive shall be entitled to the following benefits:

     3.1 As severance pay and in lieu of any further pay for periods subsequent to the date of termination, Tektronix shall pay Executive, in a single payment within the later of forty-five (45) days after termination of employment or eight days after execution of the Release of Claims, an amount in cash equal to Executive's annual base pay at the rate in effect immediately prior to the date of termination, or, if greater, an amount in cash equal to Executive's average annual base pay for the three years ending with Executive's last pay change preceding termination.

     3.2 Executive is entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of employment under the COBRA continuation laws for the 18-month statutory period, or so long as Executive remains eligible under COBRA.

          Tektronix will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of eighteen
          (18) months under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of termination. Executive may use this payment, as well as any payment made under 3.1, for such COBRA continuation coverage or for any other purpose.

     3.3 Except as provided in Section 5.2, Executive shall be entitled to a portion of the benefits under any incentive plans in effect at the time of termination (including the Results Sharing Plan and the Annual Performance Improve ment Plan), prorated for the portion of the plan year during which Executive was a participant. For purposes of this Agreement, Executive's participation in the Annual Performance Improvement Plan will be considered to have ended on Executive's last day of active employment. Prorated awards shall not be due and payable by Tektronix to Executive until the date that all awards are paid after the close of the incentive period. Unless the applicable plan provides for a greater payment for a participant whose employment terminates prior to the end of an incentive period (in which case the applicable plan payment shall be made), the proration shall be calculated pursuant to this Section 3.3. The payment, if any, that would have been made under Executive's award had Execu-tive been made a participant for the full incentive period shall be calculated at the end of the incentive period. Such amount shall be divided by the total number of days in the incentive period and the result multiplied by the actual number of days Executive participated in the plan.

     3.4 Tektronix will pay up to $12,500 to a third party outplacement firm selected by Executive to provide career counseling assistance to Executive for a period of one
          (1) year following Executive's termination date.

     3.5 Tektronix will permit Executive to continue to partici-pate in its Executive Financial Counseling Program through the remainder of the term of Executive's current participation (which shall in no case be longer than one
          (1) year after the effective date of Executive's termina-
          tion).

4. Subsequent Employment. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by Tektronix by reason of any compensation earned by Executive as the result of employment by another employer after termination.

5.   Other Agreements.

     5.1 In the event that severance benefits are payable to Executive under any other agreement with Tektronix in effect at the time of termination (including but not limited to any change of control, "golden parachute" or employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occur rence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agree ments as a whole, and Executive cannot select some bene-fits from one agreement and other benefits from this Agreement.

     5.2 The vesting or accrual of stock options, restricted stock, stock bonuses, or any other stock awards shall not continue following termination. Any agreements between Executive and Tektronix that relate to stock awards (including but not limited to stock options, long term incentive program, stock bonuses and restricted stock) shall be governed by such agreements and shall not be affected by this Agreement.

6.   Definitions.

     6.1 Cause. Termination by Tektronix of Executive's employ ment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with Tektronix (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Chairman of the Board of Directors or the President of Tektronix which specifically identifies the manner in which such executive believes that Executive has not substantially performed Executive's duties, or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to Tektronix. For purposes of this Section 6.1, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of Tektronix. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for Tektronix shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Tektronix.

     6.2 Disability. Termination by Tektronix of Executive's employment based on "Disability" shall mean termination because of Executive's absence from Executive's duties with Tektronix on a full-time basis for one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within thirty (30) days after notice of termination by Tektronix following such absence Executive shall have returned to the full-time performance of Executive's duties.

7.   Successors; Binding Agreement.

     7.1 This Agreement shall be binding on and inure to the benefit of Tektronix and its successors and assigns.

     7.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

8. Resignation of Corporate Offices. Executive will resign Executive's office, if any, as a director, officer or trustee of Tektronix, its subsidiaries or affiliates, effective as of the date of termination of employment. Executive agrees to provide Tektronix such written resignation(s) upon request.

9. Governing Law, Arbitration. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any dispute or controversy arising under or in connection with this Agreement or the breach thereof, shall be settled exclusively by arbitration in Portland, Oregon in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof.

10. Fees and Expenses. In the event that Executive initiates arbitration under the circumstances described in this Agree-ment to obtain or enforce any right or benefit provided by this Agreement and the arbitrator determines that Executive is the prevailing party, Executive shall be permitted to recover Executive's reasonable attorneys' fees and costs incurred in connection with such proceeding. In the event that the arbitrator determines that Tektronix is the prevailing party, each party shall bear its own attorneys' fees and costs incurred in connection with such proceeding.

11. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and Tektronix.




Tektronix, Inc.                                  CARL W. NEUN
                                                ______________
                                                 Carl W. Neun

By:   JEROME J. MEYER
   __________________
Title: Chairman and CEO

                                 Exhibit A

                             RELEASE OF CLAIMS


This Release of Claims (the "Release") is made and executed by _________________________________ in connection with the termina-
tion of my employment with Tektronix, Inc. ("Tektronix") and in consideration of my receiving valuable severance pay and benefits as provided for in the Executive Severance Agreement ("Agreement"). These benefits are substantial consideration to which I am not otherwise entitled.

On behalf of myself and my spouse, heirs, administrators and assigns, I hereby release Tektronix, its parent and related corporations, affiliates, or joint venturers and all officers, directors, employees, agents, and insurers of the aforementioned (collectively the "Company") from any and all liability, damages or causes of action, whether known or unknown relating to my employ ment with the Company or the termination of that employment, including but not limited to any claims for additional compensation in any form, or damages. This specifically includes, but is not limited to, all claims for relief or remedy under any state or federal laws, including but not limited to Title VII of the Civil
Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 USC Sections 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the
Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the
Worker Adjustment and Retraining Notification Act, the Rehabilita-tion Act of 1973, the Vietnam Era Veterans' Readjustment Assistance
Act, the Fair Labor Standards Act, Executive Order 11246, all as amended, and the civil rights, employment and labor laws of the state of any state or the United States.

This Release shall not affect any rights which I may have under any medical insurance, disability, workers' compensation, unemployment compensation or retirement plans maintained by the Company.

I acknowledge that I have been given at least 45 days to consider whether to execute this Release of Claims and accept benefits under the Program; that I have been advised of my right to consult with an attorney or financial advisor of my choice and at my own expense; that the Agreement gives me severance pay and benefits which the Company would otherwise have no obligation to give me; and that I voluntarily enter into the Release of Claims.

I understand that the Release of Claims is to be signed within 45 days from the date I received it or on my last day of employment, whichever is later, and that I may revoke the Release of Claims, provided I do so in writing within seven (7) days of signing the Release. I understand and agree that the Company will have no obligation to pay me any benefits under the Agreement until the expiration of the revocation period, provided I have not revoked the Release of Claims. I understand that if I revoke the Release of Claims my termination will nonetheless remain in full force and effect and I will not be entitled to any benefits under the Agreement.

I acknowledge that I have had time to consider the alternatives and consequences of my election to receive benefits under the Agreement and of signing the Release; that I am aware of my right to consult an attorney or financial advisor at my own expense; and that, in consideration for executing this Release and my election to receive benefits under the Agreement, I have received additional benefits and compensation of value to which I would not otherwise be entitled.

I HAVE READ THE FOREGOING RELEASE. I UNDERSTAND THE EFFECT OF THIS RELEASE AND I VOLUNTARILY ENTER INTO IT AT THIS TIME.

Every provision of this Release is intended to be severable. In the event any term or provision contained in this Release is determined to be illegal, invalid or unenforceable, such illegal ity, invalidity or unenforceability shall not affect the other terms and provisions of this Release which shall continue in full force and effect.

Dated: __________________, 1993

____________________________
Employee Name

____________________________
Employee Signature

                              AMENDMENT NO. 1

                                    to

                       EXECUTIVE SEVERANCE AGREEMENT

                               June 23, 1994




Carl W. Neun
3530 Lakeview Boulevard
Lake Oswego, Oregon  97035                                        Executive

Tektronix, Inc.
an Oregon corporation
PO Box 1000, M/S 63-LAW
26600 SW Parkway
Wilsonville, Oregon  97070-1000                                   Tektronix


           The Executive Severance Agreement dated September 22, 1993 is amended as follows to reflect the Split Dollar Insurance
Agreement between the parties dated as of June 23, 1994 (the
Split Dollar Agreement).

      1.   Split Dollar Insurance Benefits.

           New Sections 4 and 5 are added as follows, existing
Sections 4 through 11 are renumbered 6 through 13 respectively, and cross-references are adjusted accordingly:

           4. Split Dollar Insurance Adjustments Before Five Years of Service. If Executive terminates employment before completing five years of service (i.e., before becoming entitled to benefits under the Supplemental Executive Retirement Agreement with Tektronix dated March 17, 1993) the following shall apply:

                4.1 Any amount payable under Section 3 shall be reduced by the net value of the Split Dollar Insurance issued on Executive's life under the Split Dollar Insurance Agreement between the parties dated as of June 23, 1994.

                4.2 The net value of the insurance under 4.1 is the cash surrender value of the Insurance less the amount recoverable by Tektronix under the Collateral Assignment.

           5. Split Dollar Insurance Adjustments After Five Years of Service. If Executive terminates employment voluntarily or involuntarily for any reason other than death after completing five years of service and before the Full Funding Date under 5.4 below, the following shall apply:

                5.1  Tektronix shall not, before the Full
           Funding Date, exercise its rights under the Split Dollar Agreement or the related Collateral Assignment to withdraw the cash surrender value of the Split Dollar Policy on termination of the Split Dollar Agreement because of Executive's termination of employment.

                5.2 Except as provided below, Tektronix shall pay Executive $54,722 as of each June 23 after the date of termination up to the Full Funding Date. The last payment shall be made as of the Full Funding Date. The amount for the last payment shall be pro-rated on a daily basis to the Full Funding Date.

                5.3 Tektronix shall take no action that would interfere with Executive's payment of scheduled employee premiums under the Split Dollar Policy up to the Full Funding Date. Executive shall have no obligation to pay such premiums. Tektronix's obligation to pay under 5.2 above is not conditioned upon Executive's payment of such premiums.

                5.4 "Full Funding Date" means the first date on which any of the following occurs:

                     (a)  Executive dies.

                     (b)  The net value of the Split Dollar
                Insurance described in 4.1 and 4.2 equals or exceeds the present value of Executive's Base Pay Retirement Supplement. Present value for this purpose shall be determined under the actuarial assumptions for calculating equivalent benefits under the Tektronix Pension Plan, as in effect when the determination is made or, if that plan no longer exists, under a successor defined benefit pension plan. If Executive receives an make any scheduled premium payment from the Split Dollar Policy or if Executive fails to make any scheduled premium payment under the Split Dollar Policy, the net value of the Split Dollar Policy for purposes of this Section shall be increased to the net value that would have resulted if such distribution, loan or other payment had not been received, or such scheduled premium had been paid.

                     (c)  Executive surrenders the policy or
                causes it to lapse.

                     (d)  Two years elapse from the date of
                Executive's retirement.

                5.5  "Base Pay Retirement Supplement" means
           the portion of the retirement benefit provided to Executive under his Supplemental Executive Retirement Agreement with Tektronix dated March 17, 1993, that is attributable to base pay and not to other types of pay included in "Final Average Compensation" as defined in such Agreement.

      2.   Conforming Amendment.

           Section 5.1 (to be renumbered 7.1) is revised by inserting "except for benefits under Section 5" so the last phrase of the first sentence of Section 5.1 will read as follows:

           * * *, the benefits provided in this Agreement shall not be payable to Executive except for benefits under
           Section 5.

      3.   Effective Date.

           This Amendment shall be effective as of June 23, 1994.


                Executive           CARL W. NEUN
                                    _____________
                                    Carl W. Neun


                Tektronix           TEKTRONIX, INC.


                                    By JEROME J. MEYER
                                       ________________
                                       Jerome J. Meyer
                                       Chairman and Chief
                                        Executive Officer